EXHIBIT 99.1

2000 NONQUALIFIED STOCK OPTION PLAN

FOR NONEMPLOYEE DIRECTORS

OF

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

     Section 1. Purpose. It is the purpose of the Plan to promote the interests of Rocky Mountain Chocolate Factory, Inc., a Colorado corporation (the “Company”), and its stockholders by attracting and retaining qualified Nonemployee Directors by giving them the opportunity to acquire a proprietary interest in the Company and an increased personal interest in its continued success and progress. The Options granted under the Plan shall not be qualified as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 2. Definitions. As used herein the following terms have the following meanings:

(a) “Affiliate” means any parent or subsidiary corporation of the Company within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended; provided, however, that an entity shall not be deemed a parent of the Company unless such entity owns at least 50% of the outstanding voting securities of the Company.

(b) “Board” means the Board of Directors of the Company.

(c) “Committee” means the Committee described in Section 4 hereof.

(d) “Common Stock” means the Common Stock, par value $0.03 per share, of the Company.

(e) A “Corporate Change” shall be deemed to have occurred for purposes of the Plan, upon (a) the dissolution or liquidation of the Company; (b) a reorganization, merger or consolidation of the Company with one or more corporations (other than a merger or consolidation effecting a reincorporation of the Company in another state or any other merger or consolidation in which the shareholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation) (collectively, a “Corporate Change Merger”); (c) the sale of all or substantially all of the assets of the Company; or (d) the occurrence of a Change in Control. A “Change in Control” shall be deemed to have occurred for purposes of the Plan if (a) individuals who were directors of the Company immediately prior to a Control Transaction shall cease, within two years of such Control Transaction, to constitute a majority of the Board (or of the Board of Directors of any successor to the Company or to a company which has acquired all or substantially all its assets) other than by reason of an increase in the size of the membership of the applicable Board that is approved by at least a majority of the individuals who were directors of the Company immediately prior to such Control Transaction or (b) any entity, person or Group acquires shares of the Company in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially 50% or more of the outstanding shares of Common Stock. As used herein, “Control Transaction” means (a) any tender offer for or acquisition of capital stock of the Company pursuant to which any person, entity or Group directly or indirectly acquires beneficial ownership of 20% or more of the outstanding shares of Common Stock, (b) any Corporate Change Merger of the Company, (c) any contested election of directors of the Company or (d) any combination of the foregoing, any one of which results in a change in voting power sufficient to elect a majority of the Board. As used herein, “Group” means persons who act “in concert” as described in Sections 13(d)(3) and/or 14(d)(2) of the Exchange Act.

(f) “Fair Market Value” means, unless the Committee determines otherwise in good faith, the closing sale price of the Common Stock on the last market trading day preceding the date in question (or, if there was no reported sale on such date, on the last preceding day on which any sale occurred) as reported on the Nasdaq National Market or any national stock exchange or other stock market on which the Common Stock is then traded, or if the Common Stock is not listed or admitted to trading on the Nasdaq National Market or any national stock exchange but is quoted as an over-the-counter security on Nasdaq or any similar system then in use, “Fair Market Value” shall mean the average of the closing high bid and low asked quotations on such system for the Common Stock on the last market trading day preceding the date in question.

(g) “Nonemployee Director” means an individual who (i) is now, or hereafter becomes, a member of the Board of Directors of the Company, and (ii) is neither an employee nor an officer of the Company or of an Affiliate of the Company. For purposes of this Plan, “employee” shall mean an individual whose wages are subject to the withholding of federal income tax under Section 3401 of the Code, and “officer” shall mean an individual elected or appointed by the Board of Directors or chosen in such other manner as may be prescribed in the Bylaws of the Company or an Affiliate to serve as such except that for purposes of this Plan, the Chairman of the Board shall not be deemed to be an officer of the Company solely by virtue of his or her election to and service in that position.

(h) “Option” means any option to purchase shares of Common Stock granted pursuant to the provisions of the Plan.

(i) “Optionee” means a Nonemployee Director who has been granted an Option under the Plan.

(j) “Plan” means this 2000 Nonqualified Stock Option Plan for Nonemployee Directors of Rocky Mountain Chocolate Factory, Inc.

     Section 3. Number of Shares. Options may be granted by the Company from time to time under the Plan to purchase an aggregate of 60,000 shares of Common Stock. If an Option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to such expired or terminated Option shall again be available for purposes of the Plan. The shares may be authorized but unissued or reacquired shares of Common Stock.

     Section 4. Administration of the Plan. The Plan shall be administered by the Compensation Committee appointed by the Board (the “Committee”). Each member of the Committee shall be appointed by and shall serve at the pleasure of the Board. The Board shall have the sole continuing authority to appoint members of the Committee both in substitution for members previously appointed and to fill vacancies however caused. The following provisions shall apply to the administration of the Plan:

(a) A majority of the members of the Committee shall constitute a quorum and any action taken by a majority of the members of the Committee present at any duly called meeting at which a quorum is present (as well as any action unanimously approved in writing) shall constitute action by the Committee.

(b) The Committee may appoint a Secretary (who need not be a member of the Committee) who shall keep minutes of its meetings. The Committee may make such rules and regulations for the conduct of its business as it may determine.

(c) The Committee shall have full authority subject to the express provisions of the Plan to interpret the Plan and any Option granted hereunder, to provide, modify and rescind rules and regulations relating to the Plan, to determine the terms and provisions of each Option and the form of each option agreement evidencing an Option granted under the Plan and to make all other determinations and perform such actions as the Committee deems necessary or advisable to administer the Plan. In addition, the Committee shall have full authority, subject to the express provisions of the Plan, to determine the Nonemployee Directors to whom Options shall be granted, the time or date of grant of each such Option, the number of shares subject thereto, and the price at which such shares may be purchased, and the nature and extent of restrictions, if any, on such shares. In making such determinations, the Committee may take into account such facts as the Committee in its discretion shall deem appropriate to carry out the purposes of the Plan.

(d) No member of the Committee or the Board shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option granted hereunder.

     Section 5. Grant of Options. Options to purchase 10,000 shares of Common Stock shall be granted initially, as of the effective date of the Plan, to each nonemployee director who was serving the Company as a director on January 25, 2000, the date on which the Board of Directors approved and recommended the adoption of the Plan and the grant of Options to the nonemployee directors then in office (the “Establishment Date”), and who is continuing to serve the Company as a director on the Effective Date. Thereafter, during the term of the Plan, an Option to purchase 10,000 shares of Common Stock shall be granted automatically to each new nonemployee director as of the date on which such director is first elected or appointed to serve as a director of the Company. Each year following the adoption of the Plan, on a date established by the Committee, during the term of the Plan, Options to purchase 1,000 shares of Common Stock shall be granted automatically to each nonemployee director, if any, who is serving the Company as a director on such date.

     Section 6. Option Price and Payment. The purchase price per share of Common Stock under each Option shall be determined by the Committee in its discretion, but in no event shall such price be less than 100% of the Fair Market Value per share of Common Stock on the date the Option is granted. Upon exercise of an Option, the purchase price shall be paid in full in cash or by such of the following methods as the Committee may specify at the time of grant and as shall be included in the option agreement: (i) by personal check of the Optionee; (ii) by the delivery of shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the aggregate exercise price of the shares as to which the Option is being exercised; (iii) by means of a broker-assisted exercise whereby the Optionee delivers to the Company, together with a properly executed exercise notice, such other documentation as the Committee and the broker assisting in the transaction shall require to effect an exercise of the Option, a sale of the shares of Common Stock acquired upon exercise and the delivery to the Company of the proceeds of such sale in full payment of the exercise price; or (iv) any combination of the foregoing methods of payment. The proceeds of a sale of Common Stock upon exercise of an Option shall constitute general funds of the Company. Upon exercise of an Option, the Optionee will be required to pay to the Company the amount of federal, state or local taxes, if any, required by law to be withheld in connection with such exercise.

     Section 7. Option Period and Terms of Exercise of Options. Each Option granted under the Plan shall vest and become exercisable on such date or dates (each, a “Vesting Date”) as the Committee shall determine. Except as otherwise provided herein, each Option granted under the Plan shall be exercisable during such period commencing on the Vesting Date(s) of such Option as the Committee shall determine; provided, however, that the otherwise unexpired portion of any Option shall expire and become null and void upon the expiration of five years from the date such Option was granted. Anything herein to the contrary notwithstanding, the otherwise unexpired portion of any Option granted hereunder shall expire and become null and void immediately upon an Optionee’s termination of service as a director of the Company by reason of such Optionee’s fraud, dishonesty or performance of other acts detrimental to the Company or an Affiliate (as determined by the Committee in its sole discretion). The unvested portion of any Option shall expire and become null and void upon the termination of the Optionee’s service as a director of the Company for any reason (including without limitation a failure by the Board of Directors to nominate, or by the stockholders to re-elect, the Optionee as a director). Under the provisions of any option agreement evidencing an Option, the Committee may limit the number of shares purchasable thereunder in any period or periods of time during which the Option is exercisable and may impose such other terms and conditions upon the exercise of an Option as are not inconsistent with the terms of the Plan; provided, however, that the Committee, in its discretion, may accelerate the exercise date of any such Option consistent with the terms of the Plan.

     Section 8. Limited Transferability of Options. An Option granted under the Plan shall be exercisable only by the Optionee or by a person or entity to which the Optionee is permitted to transfer the Option in accordance with this Section 8. An Option granted under the Plan shall be transferable by the Optionee only as follows:

(a) By will or the laws of descent and distribution upon the death of the Optionee;

(b) By gift or a domestic relations order to a “family member” of the Optionee, as such term is defined in the instructions to Form S-8 under the Securities Act of 1933, as amended, including without limitation trusts in which family members of the Optionee have more than 50% of the beneficial interest, foundations in which such family members control the management of assets, and any other entity in which such family members or the Optionee own more than 50% of the voting interests; or

(c) To an entity in which more than 50% of the voting interests are owned by the Optionee or the Optionee’s family members in exchange for an interest or interests in that entity.

     As a condition to any such transfer, each permitted transferee shall execute an agreement satisfactory to the Company agreeing to be bound by the terms and provisions of this Plan and the Optionee’s original option agreement relating to the Option.

     Section 9. Adjustments Upon Changes in Common Stock. In the event the Company shall effect a split of the Common Stock or dividend payable in Common Stock, or in the event the outstanding Common Stock shall be combined into a smaller number of shares, the maximum number of shares as to which Options maybe granted under the Plan shall be decreased or increased proportionately. In the event that before delivery by the Company of all of the shares of Common

Stock for which any Option has been granted under the Plan, the Company shall have effected such a split, dividend or combination, the shares still subject to such Option shall be increased or decreased proportionately and the purchase price per share shall be decreased or increased proportionately so that the aggregate purchase price for all of the shares then subject to such Option shall remain the same as immediately prior to such split, dividend or combination.

     In the event of a reclassification of Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization (including a merger, consolidation, spin-off or sale of assets) of the Company, including a transaction which the Company is not the survivor, the Board shall make such adjustments, if any, as it may deem appropriate in the number, purchase price and kind of shares covered by the unexercised portions of Options theretofore granted under the plan. The provisions of this Section shall only be applicable if, an only to the extent that, the application thereof does not conflict with any valid governmental statute, regulation or rule.

     Section 10. Corporate Change. Notwithstanding anything contained in the Plan to the contrary, in the event of a Corporate Change, unless otherwise provided in the related Option Agreement, all Options then outstanding shall become exercisable in full and all restrictions imposed on any Common Stock that may be delivered pursuant to the exercise of such Options shall be deemed satisfied.

     Section 11. Amendment and Termination of the Plan. Subject to the right of the Board to terminate the Plan prior thereto, the Plan shall terminate at the expiration of ten years from January 25, 2000, the date of adoption of the Plan by the Board. No Options may be granted after termination of the Plan. The Board may alter or amend the Plan in any respect, except that no termination or amendment of the Plan shall adversely affect the rights of an Optionee under a previously granted Option, except with the consent of such Optionee.

     Section 12. Modification of Options. Subject to the terms and conditions of and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options granted under the Plan, or accept the surrender of Options outstanding hereunder (to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor. Notwithstanding the foregoing, no modification of an Option shall, without the consent of the Optionee, alter or impair any rights or obligations under any Option theretofore granted to such Optionee.

     Section 13. Requirements of Law. The granting of Options and the issuance of Common Stock upon the exercise of an Option shall be subject to all applicable laws, rules and regulations and to such approval by governmental agencies as may be required.

     Section 14. Investment Letter. If the Company so elects, the Company’s obligation to deliver Common Stock with respect to an Option shall be conditioned upon its receipt from the Optionee to whom such Common Stock is to be delivered of an executed investment letter containing such representations and agreements as the Committee may determine to be necessary or advisable in order to enable the Company to issue and deliver such Common Stock to such Optionee in compliance with the Securities Act of 1933 and other applicable federal, state or local securities laws or regulations.

     Section 15. Effective Date of the Plan. The Plan shall be effective as of the date of its adoption by the Board; provided, however, that the Plan and each Option granted or to be granted hereunder is conditional on and shall be of no force and effect, and no Option shall be exercised, unless and until shareholder approval of the Plan by the affirmative vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote at a meeting of shareholders of the Company duly held not later than the date of the next annual meeting of shareholders.

     IN WITNESS WHEREOF, this Plan has been executed on, and is effective as of, this 25th day of January, 2000.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

By:	/s/ Franklin E Crail Franklin E. Crail, President